EXHIBIT 99.1

DELTA PETROLEUM CORPORATION
Roger A. Parker, President, CEO and Chairman
Kevin K. Nanke, Treasurer and CFO
Dave Donegan, VP Corporate Communications
370 17th Street, Suite 4300
Denver, Colorado 80202

For Immediate Release


                     DELTA PETROLEUM CORPORATION ANNOUNCES 16%
                   INCREASE IN PROVED RESERVES SINCE JUNE 30, 2005

          PROVED RESERVES REACHED 238 Bcfe FROM NEW DRILLING ACTIVITY,
                       SAVANT RESOURCES ACQUISITION AND
                    NET OF DEERLICK CREEK FIELD DIVESTITURE

     DENVER, Colorado (November 7, 2005) -- Delta Petroleum Corporation (NASDAQ: DPTR), an independent energy exploration and development company, today reported its operating results for the quarter ended September 30, 2005.

     For the quarter ended September 30, 2005, DPTR reported a net loss of $2.2 million, or $0.05 per diluted share, compared with net income of $3.9 million, or $0.09 per diluted share, in the corresponding period of the previous year. Losses were primarily due to natural gas price changes in the gulf coast, resulting in our natural gas derivative hedges becoming ineffective and the related changes in fair value being reflected in earnings during the quarter ended September 30, 2005.

     Net loss for the quarter reflects the following items, pre-tax:

     * $18.8 million non-cash loss on ineffective derivative instruments. $2.7 million realized losses on derivative instruments.
     * $1.5 million non-cash charge related to stock-based compensation and the adoption of SFAS 123(R).
     *   $15.9 million gain on sale of oil and gas properties.

     On a pro forma basis, if the above items were excluded from operating results in the most recent quarter, the Company's net income would have approximated $2.3 million, or $0.05 per diluted share.

     For the quarter ended September 30, 2005, total revenue from continuing operations increased 76% to $32.0 million, compared with $18.2 million in the same period in the prior year. Revenue for the quarter ended September 30, 2005 was negatively impacted by a realized loss on derivative instruments of $2.7 million, versus no hedging gain or loss in the year-earlier period.

     Production for the quarter increased 11% to approximately 3.7 Bcfe, compared with approximately 3.3 Bcfe in the prior-year period. Production from continuing operations rose 20% to approximately 3.5 Bcfe, versus approximately 2.9 Bcfe in the same quarter last year. Production in the quarter was negatively impacted by approximately 260 Mmcfe of shut in production related to Hurricane Rita and other associated downtime.
Effective July 1, 2005, the Company sold its operated Deerlick Creek Field in Tuscaloosa County, Alabama, and later during the quarter sold small interests in numerous non-operated wells. In aggregate, approximately 4 Mmcfe of net daily production was sold during the quarter ended September 30, 2005.

     Average prices realized for the quarter ended September 30, 2005 approximated $60.39 per barrel of onshore oil production, $49.23 per barrel of offshore oil production and $8.25 per Mcfe of natural gas production.

     The Company's depletion rate increased to $2.70 per Mcfe for onshore properties which can be attributed to its focus on multi-stage completion projects. It takes several months to complete wells in some of these projects and a majority of the related well costs are initially depleted
using only those zones producing by the end of the quarter.   As additional
zones are completed up-hole, the depletion rate will decrease.

     The higher expenses related to drilling operations reflect an increase in the size of the Company's drilling rig fleet. DHS had seven rigs running during the quarter. There are currently eight rigs in operation with the expectation of having ten rigs in the field by calendar year end.

     General and administrative expenses rose as the Company increased its staff. Management believes the Company has now achieved the technical staffing levels necessary to accommodate its significantly increased capital expenditures. Equity compensation expense of $1.5 million is included in general and administrative expenses and incorporates the adoption of SFAS 123(R), which requires the recognition of stock options and other equity based compensation.

Quarter Ended September 30, 2005 Accomplishments:

     *   Acquired 145,000 net undeveloped acres in the Columbia River
         Basin in Washington and 6,314 gross acres that are currently being developed in the Piceance Basin in Colorado for $85 million.
     * Successfully closed $100 million private placement to fund the acquisition.
     * Successfully divested the Deerlick Creek field in Tuscaloosa County, Alabama for net proceeds of $29 million resulting in a gain on sale of oil and gas properties of $9.8 million, net of tax.
     * Successfully closed bank financing arrangement for DHS Drilling Company ("DHS"), a consolidated subsidiary of Delta, with Guggenheim Corporate Funding, LLC for $35 million.

Production and Drilling Activity:

     Since the last operations update on September 13, 2005, the Company has completed, recompleted or continued to complete eight wells. These wells are currently producing at an aggregate net rate of approximately 5.2 Mmcfe per day. Seven additional wells have been cased and are awaiting completion and ten wells are currently being drilled.

Wind River Basin, Wyoming

     In the Howard Ranch development project, DHS Drilling Company Rig #1 reached total depth of 18,520' at the Diamond State 36-13 (100% WI) in early October. In late October, the Company began producing from the lowermost sands of the Mesaverde Formation. This well drilled deeper into the Mesaverde section and encountered an additional 100' of net pay. The first zones completed are producing 1.5 Mmcf per day with no water. Although this only represents a small portion of the overall net pay, the Company is very encouraged by the initial flow rates and believes the well will ultimately achieve reserve expectations.

     This project as with other unconventional tight gas sand projects is expected to initially produce significant amounts of water. As such, we have experimented with gas lift as a mechanism to allow for more efficient and consistent production. Although results are early, the West Madden 6-27 (100% WIBPO, 70% WIAPO) and the zones that have been completed in the Diamond State 36-31 (100% WI) are exhibiting good response. Current production from these two wells is approximately 2 Mmcf per day and 700 Bbls water per day. Water production is expected to decline and gas production is expected to increase. Testing and flowback of individual zones in the Diamond State 36-31 support significant reserve recoveries and are partly responsible for increases in proved reserves during the period.

     DHS Rig #1 is currently drilling the Copper Mountain Unit #35-13 (100%
WI), located one mile west of the Diamond State 36-13, at a depth of 7,600' with a proposed total depth of 18,500'. DHS Rig #7 is drilling the Gates Butte Unit #10-17 (50% WI) at a current depth of 10,700' going to a total depth of 14,700'. The Gates Butte Unit well is located on a federal lease that is subject to winter stipulations. The Company expects the well to reach total depth after the winter stipulations would have normally become effective and will need a short-term exception from the Bureau of Land Management to complete the well.

Piceance Basin, Colorado

     In the Vega Unit (100% WI), DHS Rig #5 has drilled three wells and is currently drilling a fourth well. Two of the three wells are awaiting completion and will be completed next week. The first new well drilled in Vega was completed in late September, came on line with an initial flow rate of approximately 1.2 Mmcfe per day, and is currently producing approximately
1.1 Mmcfe per day.

     In the Garden Gulch Field (Piceance Gas Resources, Delta 25% WI), two rigs are currently drilling. Subsequent to the Savant Resources acquisition which closed on September 30, 2005, two additional wells have been drilled and are awaiting completion.

     This basin represents an area of multiple location proved reserve growth with each new well drilled. Proved reserve additions were experienced during the quarter and are expected to increase in the future.

Newton County, Texas

     In the Newton Field (100% WI) the Company has drilled four wells since the last update. One of the wells has recently been completed and three are awaiting completion. Current field production approximates 11.5 Mmcfe per day. The Company plans to move DHS Rig #9 to the field by year end accelerating development of the field with two rigs. This rate of development should allow field production to double by mid-2006.

     Delta has completed the data acquisition phase of its 50 square mile 3D seismic survey in Newton County. Processing and interpretation of the data should be complete by year-end.

Columbia River Basin, Washington

     As previously announced EnCana Oil and Gas (USA), Inc. ("EnCana") has contracted DHS Rig #7 which will move to the Columbia River Basin upon completion of the Gates Butte 10-17 well at the end of November. EnCana is currently drilling at the Anderville Farms 1-6 (15% WIAPPO) location.

Other Development Activity:

Paradox Basin, Colorado and Utah

     In the Rocky Mountain Region, the Company is preparing to drill its first test well (70% WI) in the Paradox Basin. The Company has approximately 80,000 gross acres and 50,000 net acres in the basin and will target three separate unconventional resource prospects. The first prospect to be tested will target a thick section of self-sourcing inter-bedded shale, sands and carbonates encased in a salt section located along a large anticline. Numerous older vintage wells have penetrated this section and tested significant gas. We expect that reserve recoveries could be in the range of 1 - 4 Bcfe per well at drilling depths of 6,500' to 9,500'.

Upper Gulf Coast, Texas

     The Company is drilling a dual horizontal lateral in the "C" zone of the Austin Chalk in Polk County in response to successful recent results by other operators near its existing leasehold. In this trend, other operators are exploiting the same horizon and have experienced initial production rates as high as 20 Mmcfg per day and 2,500 Bbl oil per day. The nearest dual lateral horizontal well produced an average of 14 Mmcfg per day and 2,300 Bbl oil per day for the first month of production. That well has produced 2.2 Bcfg and 376,600 Bbl oil during its first nine months of production. The first lateral in Delta's initial well (Best Kennesson Willsource #1) achieved 4,500' of displacement. The second lateral is currently being drilled and both laterals should be completed and producing in early December. Delta is the operator and has an approximate 40% working interest in nine contiguous 1,200-acre spacing units scheduled for development over the next 18 months. We are anticipating ultimate recoveries of 8 - 10 Bcfe gross per well.

Central Gulf Coast, Texas

     In the Company's Opossum Hollow Field (98% WI) in McMullen County Delta is developing the deeper Sligo reserves under the existing Wilcox producing fields. The Sligo formation has produced on the large Opossum Hollow structure and is defined by the re-interpretation of the 3-D seismic survey over the field. The structure appears to have approximately 1,500 gross acres of closure and reserve expectations are in the range of 50 - 100 Bcfe recoverable. The Company plans to spud a Sligo well by early December.

Investor Conference Call:

     The Company will host an investor conference call at 1:00 p.m. EST on Tuesday November 8, 2005. Shareholders and other interested parties may participate in the conference call by dialing 800-938-0653 (international/ local participants dial 973-935-2408) and referencing the ID code 6673493, a
few minutes before 1:00 p.m. EST on November 8, 2005.   The call will also be
broadcast live on the Internet at

     http://phx.corporate-ir.net/playerlink.zhtml?c=117007&s=wm&e=1157784 or can be accessed through the Company's website

                 http://www.deltapetro.com/eventscalendar.html.

A replay of the conference call will be available two hours after the completion of the conference call from November 8, 2005 until November 15, 2005 by dialing 877-519-4471 (international/local participants dial 973-341-
3080) and entering the conference ID 6673493. The call will also be archived on the Internet through February 6, 2006 at

      http://phx.corporate-ir.net/playerlink.zhtml?c=117007&s=wm&e=1157784.

Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company's core areas of operations are the Gulf Coast and Rocky Mountain Regions, which comprise the majority of its proved reserves, production and long term growth prospects. Its common stock is traded on NASDAQ under the symbol "DPTR."

     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns effecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Please refer to the Company's Securities and Exchange Commission filings for additional information.

                For further information contact the Company at
                       (303) 293-9133 or via email at
                             info@deltapetro.com

                                     OR

          RJ Falkner & Company, Inc., Investor Relations Counsel at
                       (800) 377-9893 or via email at
                               info@rjfalkner.com



SOURCE:  Delta Petroleum Corporation


DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
____________________________________________________________________________

                                                   September 30,   June 30,
                                                       2005          2005
                                                   -------------  ---------
                                                        (In thousands)
                                    ASSETS

Current Assets:
 Cash and cash equivalents                          $  24,077     $   2,241
 Marketable securities available for sale                -            1,764
 Trade accounts receivable, net                        18,770        10,512
 Prepaid assets                                         5,510         2,980
 Inventory                                              4,216         5,062
 Deferred tax asset                                     9,013         2,676
 Derivative instruments                                   137           378
 Other current assets                                   2,253         1,421
                                                    ---------     ---------
     Total current assets                              63,976        27,034
                                                    ---------     ---------
Property and Equipment:
 Oil and gas properties, successful efforts
  method of accounting
   Unproved                                           186,988       101,935
   Proved                                             389,308       365,306
 Drilling and trucking equipment                       54,045        40,031
 Other                                                 10,469        10,412
                                                    ---------     ---------
     Total property and equipment                     640,810       517,684
 Less accumulated depreciation and depletion          (53,157)      (44,134)
                                                    ---------     ---------
     Net property and equipment                       587,653       473,550
                                                    ---------     ---------

Long term assets:
 Investment in LNG project                              1,022         1,022
 Deferred financing costs                               5,571         5,825
 Deferred tax asset                                     7,240         4,887
 Derivative instruments                                   321           469
 Partnership net assets                                   630           196
                                                    ---------     ---------
     Total long term assets                            14,784        12,399
                                                    ---------     ---------
                                                    $ 666,413     $ 512,983
                                                    =========     =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current portion of long-term debt                  $   7,072     $   3,477
 Accounts payable                                      46,859        38,151
 Other accrued liabilities                              8,153         5,281
 Derivative liabilities                                23,489         7,241
                                                    ---------     ---------

     Total current liabilities                         85,573        54,150
                                                    ---------     ---------
Long-term Liabilities:
 7% senior unsecured notes                            149,291       149,272
 Credit facility                                       56,000        66,500
 Term loan - DHS                                       28,000          -
 Asset retirement obligation                            2,920         2,975
 Derivative liabilities                                 8,925         3,620
 Other debt, net                                           99           229
                                                    ---------     ---------
     Total long-term liabilities                      245,235       222,596
                                                    ---------     ---------
Minority Interest                                      15,215        14,614
                                                    ---------     ---------
Commitments

Stockholders' Equity:
 Preferred stock, $.10 par value; authorized
  3,000,000 shares, none issued
 Common stock, $.01 par value; authorized
  300,000,000 shares, issued 47,683,000 shares
  at September 30, 2005 and 42,017,000 at
  June 30, 2005                                           477           420
 Additional paid-in capital                           340,930       235,300
 Unearned compensation                                 (3,517)       (1,382)
 Accumulated other comprehensive loss                  (7,847)       (5,225)
 Accumulated deficit                                   (9,653)       (7,490)
                                                    ---------     ---------
     Total stockholders' equity                       320,390       221,623
                                                    ---------     ---------
                                                    $ 666,413     $ 512,983
                                                    =========     =========


DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
____________________________________________________________________________

                                                        Three Months Ended
                                                           September 30,
                                                         2005        2004
                                                       ---------   ---------
                                                        (In thousands except
                                                          per share amounts)
Revenue:
 Oil and gas sales                                     $  31,560   $  18,098
 Drilling income                                           3,110         119
 Realized loss on derivative instruments, net             (2,692)       -
                                                       ---------   ---------
     Total revenue                                        31,978      18,217
                                                       ---------   ---------
Operating expenses:
 Lease operating expense                                   4,798       2,534
 Transportation expense                                      478         116
 Production taxes                                          2,221       1,293
 Depreciation, depletion and amortization - oil and gas    9,468       4,734
 Depreciation and amortization - drilling                    942         143
 Exploration expense                                         851         536
 Dry hole costs                                            1,764       2,254
 Drilling expenses                                         2,115         436
 Professional fees                                           734         346
 General and administrative (includes equity
  compensation of $1,528 and zero, respectively)           6,638       2,590
                                                       ---------   ---------
     Total operating expenses                             30,009      14,982
                                                       ---------   ---------
Operating income                                           1,969       3,235
                                                       ---------   ---------
Other income and (expense):
 Other income                                                 64          34
 Gain on sale of marketable securities, net                1,194        -
 Unrealized loss on derivative contracts                 (18,843)       -
 Minority interest                                          (531)         81
 Interest and financing costs                             (4,019)       (883)
                                                       ---------   ---------
     Total other expense                                 (22,135)       (768)
                                                       ---------   ---------
Income (loss) from continuing operations before income
 taxes, discontinued operations and cumulative effect    (20,166)      2,467

Income tax benefit                                         7,721        -
                                                       ---------   ---------
Net earnings (loss) from continuing operations           (12,445)      2,467
 Income from discontinued operations of properties
  sold, net of tax                                           506       1,477
 Gain on sale of oil and gas properties, net of tax        9,776        -
                                                       ---------   ---------
     Net income (loss)                                 $  (2,163)  $   3,944
                                                       =========   =========
Basic income per common share:
 Net earnings (loss) from continuing operations        $   (0.29)  $     .08
 Discontinued operations                                    0.24         .02
                                                       ---------   ---------
     Net income (loss)                                 $   (0.05)  $     .10
                                                       =========   =========

Diluted income per common share:
 Net earnings (loss) from continuing operations        $   (0.28)  $     .07
 Discontinued operations                                    0.23         .02
                                                       ---------   ---------
     Net income (loss)                                 $   (0.05)  $     .09
                                                       =========   =========



DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity and Comprehensive Income (Unaudited)
____________________________________________________________________________


                                                              Accumu-
                                                              lated
                                                     Addi-    other
                                                    tional    compre-   Compre-   Unearned   Accumu-
                                     Common Stock   paid-in   hensive   hensive   Compen-    lated
                                    Shares  Amount  capital   loss      loss      sation     deficit    Total
                                    ------  ------  -------   -------   -------   --------   -------   --------
                                                    (In thousands, except per share amounts)

Balance, July 1, 2005               42,017  $ 420   $235,300  $(5,225)            $(1,382)   $(7,490)  $221,623

Comprehensive income (loss):
 Net loss                             -        -        -        -      $(2,163)     -        (2,163)    (2,163)
 Other comprehensive gain,
  net of tax
   Unrealized gain on equity
    securities, net of tax expense
    of $458                           -        -        -        (736)     (736)     -          -          (736)
   Hedging instruments reclassified
    to income upon settlement, net
    of tax benefit of $1,035          -        -        -       1,657     1,657      -          -         1,657
   Change in fair value of derivative
    hedging instruments, net of tax
    benefit of $2,249                 -        -        -      (3,543)   (3,543)     -          -       (3,543)
                                                                        -------
Comprehensive loss                                                      $(4,785)
                                                                        =======
Shares issued for oil and gas
 properties                             50      1        827     -                   -          -          828
Shares issued for cash               5,406     54     94,945     -                   -          -       94,999
Shares issued for cash upon
 exercise of options                    87      1        480     -                   -          -          481
Tax benefit for options exercised     -        -       5,716     -                   -          -        5,716
Amortization of unearned
 compensation                         -        -        -        -                    456       -          456
Compensation on options vested        -        -       1,072     -                   -          -        1,072
Issuance of restricted stock           123      1      2,590     -                 (2,591)      -         -
                                    ------  -----   --------  -------             -------   -------   --------
Balance, September 30, 2005         47,683  $ 477   $340,930  $(7,847)            $(3,517)  $(9,653)  $320,390
                                    ======  =====   =======   =======             =======   =======   ========



DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
-----------------------------------------------------------------------------

                                                        Three Months Ended
                                                           September 30,
                                                         2005        2004
                                                       ---------   ---------
                                                           (In thousands)
Cash flows operations activities:
 Net income (loss)                                     $  (2,163)  $   3,944
 Adjustments to reconcile net income (loss) to cash
  provided by operating activities:
   Depreciation, depletion and amortization -
    oil and gas                                            9,418       4,664
   Depreciation and amortization - drilling                  942         143
   Depreciation and depletion - discontinued operations       91         313
   Accretion of abandonment obligation                        50          70
   Stock option and restricted stock compensation          1,528        -
   Amortization of deferred financing costs                  327          77
   Unrealized loss on derivative contracts                18,843
   Dry hole costs, previously capitalized in work in
    progress                                                 530         258
   Minority interest                                         531         (81)
   Deferred tax benefit                                   (7,405)       -
   Other                                                      89         831
   Gain on sale of marketable securities                  (1,194)       -
   Gain on sale of oil and gas properties -
    discontinued operations                               (9,776)       -
  Net changes in operating assets and operating
   liabilities:
   Increase in trade accounts receivable                  (8,258)       (944)
   Increase in prepaid assets                             (2,531)       (313)
   Increase in inventory                                    (104)     (1,519)
   (Increase) decrease in other current assets              (520)         20
   Decrease in accounts payable trade                     (3,950)     (3,376)
   Increase (decrease) in other accrued liabilities        3,123        (754)
                                                       ---------   ---------
Net cash provided by (used in) operating activities         (429)      3,333
                                                       ---------   ---------
Cash flows from investing activities:
 Additions to property and equipment, net               (110,010)    (14,146)
 Proceeds from sales of oil and gas properties            28,981      18,721
 Drilling and trucking capital expenditures              (14,023)     (1,236)
 Proceeds from sale of marketable securities               1,764        -
 (Increase) decrease in long term assets                    (434)         41
                                                       ---------   ---------
Net cash provided by (used in) investing activities      (93,722)      3,380
                                                       ---------   ---------
Cash flows from financing activities:
 Stock issued for cash upon exercise of options              481         289
 Stock issued for cash, net                               94,999        -
 Proceeds from borrowings                                 54,728          60
 Payment of financing fees                                  (458)       -
 Repayment of borrowings                                 (33,763)     (8,915)
                                                       ---------   ---------
Net cash provided by (used in) financing activities      115,987      (8,566)
                                                       ---------   ---------
Net increase in cash and cash equivalents                 21,836      (1,853)
                                                       ---------   ---------
Cash at beginning of period                                2,241       2,078
                                                       ---------   ---------
Cash at end of period                                  $  24,077   $     225
                                                       =========   =========
Supplemental cash flow information -
Common stock issued for the acquisition of oil
 and gas properties                                    $     828   $  10,359
                                                       =========   =========
Common stock issued for drilling and trucking
 equipment                                             $    -      $     461
                                                       =========   =========
Cash paid for interest and financing costs             $   7,379   $     647
                                                       =========   =========



                          Delta Petroleum Corporation
              Unaudited Reconciliation of Net Income to "EBITDAX"

                                                       Three Months Ended
                                                          September 30,
                                                       2005          2004
                                                      -------      -------
                                                          (In thousands)

Net income (loss)                                     $(2,163)     $ 3,944

Interest and financing costs                            4,019          883

Income tax benefit, net                                (7,405)        -

Depreciation, depletion and amortization               10,470        5,120

Accretion of abandonment retirement obligation             50           70

Exploration and dry hole costs                          2,615        2,790

Unrealized loss on derivatives                         18,843         -

Gain on sale of oil and gas properties, net            (9,776)        -

Gain on sale of marketable securities                  (1,194)        -
                                                      -------      -------
EBITDAX                                               $15,459      $12,807
                                                      =======      =======

     Note: "EBITDAX" is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, adjusted for interest expense, income tax expense (benefit), depreciation, depletion and amortization, unrealized loss on derivatives, accretion of asset retirement obligations, gain (loss) on sale of oil and gas properties, gain (loss) on the sale of marketable securities, exploration dry-hole costs and other.
This reconciliation is provided in accordance with applicable rules adopted by the Securities and Exchange Commission. "EBITDAX" is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States for purposes of analyzing our profitability or liquidity. In addition, not all funds depicted by "EBITDAX" are available for management's discretionary use but are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments as described in more detail in the Company's Form 10-Q for the three months ended September 30, 2005 to be filed with the Securities and Exchange Commission. "EBITDAX" as calculated above may not be comparable to similarly titled measures reported by other companies.